Exhibit 10.4

Pledge and Security Agreement

This Pledge and Security Agreement (the “Agreement”) is entered into and dated as of April 24, 2014, for value received, the undersigned (“Pledgor”) grants to Comerica Bank (“Bank”) a continuing security interest and lien (any pledge, assignment, security interest or other lien arising hereunder is sometimes referred to herein as a “security interest”) in the Collateral (as defined below) to secure payment when due, whether by stated maturity, demand, acceleration or otherwise, of all existing and future indebtedness (“Indebtedness”) to the Bank of RMC MORTGAGE CORPORATION, a California corporation (“Borrower”), and/or Pledgor. Indebtedness includes, without limit, any and all obligations or liabilities of the Borrower and/or Pledgor to the Bank, whether absolute or contingent, direct or indirect, voluntary or involuntary, liquidated or unliquidated, joint or several, known or unknown; any and all obligations or liabilities for which the Borrower and/or Pledgor would otherwise be liable to the Bank were it not for the invalidity or unenforceability of them by reason of any bankruptcy, insolvency or other law, or for any other reason; any and all amendments, modifications, renewals, extensions and/or replacements of any of the above; all costs incurred by Bank in establishing, determining, continuing, or defending the validity or priority of its security interest, or in pursuing its rights and remedies under this Agreement or under any other agreement between Bank and Borrower and/or Pledgor or in connection with any proceeding involving Bank as a result of any financial accommodation to Borrower and/or Pledgor; and all other costs of collecting Indebtedness, including, without limit, attorney fees. Pledgor agrees to pay Bank all such costs incurred by the Bank, immediately upon demand, and until paid all costs shall bear interest at the highest per annum rate applicable to any of the Indebtedness, but not in excess of the maximum rate permitted by law.  Any reference in this Agreement to attorney fees shall be deemed a reference to reasonable fees, costs, and expenses of both in-house and outside counsel and paralegals, whether or not a suit or action is instituted, and to court costs if a suit or action is instituted, and whether attorney fees or court costs are incurred at the trial court level, on appeal, in a bankruptcy, administrative or probate proceeding or otherwise.

Pledgor further covenants, agrees and represents as follows:

1.            Collateral.  “Collateral” shall mean all of the following property Pledgor now or later owns or has an interest in, wherever located:

(a)           Account No. 1894850682 maintained by Pledgor with Bank, and all cash and financial assets from time to time maintained in or credited to the such account,

(b)           all goods, instruments, (including, without limit, promissory notes), documents (including, without limit, negotiable documents), policies and certificates of insurance, deposit accounts, deposits, money, investment property or other property (except real property which is not a fixture) which are now or later in possession or control of Bank, or as to which Bank now or later controls possession by documents or otherwise, and

(c)           all additions, attachments, accessions, parts, replacements, substitutions, renewals, interest, dividends, distributions, rights of any kind (including, but not limited to, stock splits, stock rights, voting and preferential rights), products, and all cash and non-cash proceeds of or pertaining to the above, including, without limit, any Replacement Account (as defined below) or any Substitute Collateral (as defined below), insurance and condemnation proceeds, and cash or other property which were proceeds and are recovered by a bankruptcy trustee or otherwise as a preferential transfer by Pledgor.

In the definition of Collateral, a reference to a type of collateral shall not be limited by a separate reference to a more specific or narrower type of that collateral. Except as otherwise provided in this Agreement, all terms in this Agreement have the meanings assigned to them in the Uniform Commercial Code (as herein defined), as those meanings may be amended, supplemented, revised or replaced from time to time. Notwithstanding the foregoing, the parties intend that the terms used herein which are defined in the Uniform Commercial Code have, at all times, the broadest and most inclusive meanings possible. Accordingly, if the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more broadly or inclusively than the Uniform Commercial Code in effect on the date of this Agreement, then such term, as used herein, shall be given such broadened meaning. If the Uniform Commercial Code shall in the future be amended or held by a court to define any term used herein more narrowly, or less inclusively, than the Uniform Commercial Code in effect on the date of this Agreement, such amendment or holding shall be disregarded in defining terms used in this Agreement

2.            Pledge of Collateral.

(a)           Pledgor hereby pledges to Bank and grants to Bank a security interest in the Collateral as security for the prompt payment and performance of all of the Indebtedness, whether now existing or hereafter arising.

(b)          Pledgor authorizes Bank to file such financing statements, and take such other actions as Bank determines from time to time may be necessary or appropriate to perfect and/or maintain the security interest granted hereunder.

(c)           If applicable, prior to the maturity (if any) of any Collateral held by Bank pursuant hereto, Pledgor may pledge a substitute security or instrument similar in form, quality, value and substance to the original Collateral (and which is satisfactory and acceptable to Bank in its sole discretion) (the “Substitute Collateral”) in which the proceeds of the Collateral can be reinvested on maturity. Upon maturity of the Collateral in accordance with its terms, or in the event the Collateral otherwise becomes payable during the term of this Agreement, such maturing Collateral may be presented for payment, exchange, or otherwise marketed by Bank on behalf of Pledgor and the proceeds therefrom used to purchase the Substitute Collateral.  If no Substitute Collateral is pledged to Bank in accordance with the foregoing, or in the event such other security or instrument is not otherwise acceptable to Bank, proceeds of the Collateral shall be placed into an interest bearing account offered by the Bank (such account is herein called the “Replacement Account”), until the earlier to occur of (i) the Collateral otherwise matures or becomes payable during the term of this Agreement, or (ii) as an agreement as to the Substitute Collateral can be reached by Pledgor and Bank. Bank may retain any such successor collateral and the proceeds therefrom as Collateral in accordance with the terms of this Agreement.

(d)           The pledge of a security interest in the Collateral hereunder remains in effect for the term of this Agreement, notwithstanding any release by Bank of any other collateral in connection with the Indebtedness or any other agreement in effect between the Bank, Borrower and/or the Pledgor, now or hereafter arising.

3.            Representations, Warranties and Covenants.  Pledgor represents and warrants to and covenants with Bank that:

(a)           The Collateral is owned by Pledgor free and clear of any security interests, liens, encumbrances, options or other restrictions created by Pledgor, except those to and in favor of Bank pursuant hereto.

(b)           Pledgor has full power and authority to create a first lien on the Collateral in favor of Bank and no disability or contractual obligation exists that would prohibit Pledgor from pledging the Collateral pursuant to this Agreement, and Pledgor will not assign, create or permit to exist any other claim to, lien or encumbrance upon, or security interest in any of the Collateral.

(c)           The Collateral is not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Pledgor knows of no reasonable grounds for the institution of any such proceedings.

(d)          Pledgor shall not transfer, encumber, dispose of, withdraw, or otherwise direct the payment of any proceeds, interest, or amounts payable with respect to the Collateral for so long as it is subject to this Agreement. In furtherance of the foregoing, Pledgor hereby acknowledges and agrees that Bank may place a “hold” on, and completely restrict Pledgor’s access to, any account of Pledgor at Bank that constitutes Collateral hereunder.

(e)           Pledgor delivers this Agreement based solely on Pledgor’s independent investigation of (or decision not to investigate) the financial condition of Borrower and is not relying on any information furnished by Bank. Pledgor assumes full responsibility for obtaining any further information concerning Borrower’s financial condition, the status of the Indebtedness or any other matter which Pledgor may deem necessary or appropriate now or later. Pledgor waives any duty on the part of Bank, and agrees that Pledgor is not relying upon nor expecting Bank to disclose to Pledgor any fact now or later known by Bank, whether relating to the operations or condition of Borrower, the existence, liabilities or financial condition of any guarantor of the Indebtedness, the occurrence of any default with respect to the Indebtedness, or otherwise, notwithstanding any effect such fact may have upon Pledgor’s risk or Pledgor’s rights against

Borrower. Pledgor knowingly accepts the full range of risk encompassed in this Agreement, which risk includes, without limit, the possibility that Borrower may incur Indebtedness to Bank after the financial condition of Borrower, or Borrower’s ability to pay debts as they mature, has deteriorated.

(f)            Pledgor will do all acts and will execute and/or deliver or cause to be executed and/or delivered all writings requested by Bank to establish, maintain and continue an exclusive, perfected and first priority security interest of Bank in the Collateral. Pledgor acknowledges and agrees that Bank has no obligation to acquire or perfect any lien on or security interest in any asset(s) to secure payment of the Indebtedness, and Pledgor is not relying upon assets in which the Bank has or may have a lien or security interest for payment of the Indebtedness.

(g)           Pledgor will give Bank not less than ninety (90) days’ prior written notice of all contemplated changes in Pledgor’s name, location, chief executive office, principal place of business, and/or location of any Collateral, but the giving of this notice shall not cure any Event of Default caused by this change.

All the above representations and warranties shall survive the making of this Agreement.

4.            Events of Default.  The existence or occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)           Failure to pay any of the Indebtedness when due, by acceleration or otherwise;

(b)           The breach of any provision of this Agreement by Pledgor or the failure by Pledgor to observe or perform any of the provisions of this Agreement;

(c)           Any representation or warranty made by Pledgor or Borrower to Bank shall be, or shall prove to have been, false or materially misleading when made or deemed made;

(d)           Sale or other disposition by Borrower, Pledgor or any guarantor of any of the Indebtedness (a “Guarantor”) of any substantial portion of its assets or property or voluntary suspension of the transaction of business by Borrower, Pledgor or any Guarantor, or death, dissolution, termination of existence, merger, consolidation, insolvency, business failure, or assignment for the benefit of creditors of or by Borrower, Pledgor or any Guarantor; or commencement of any proceedings under any state or federal bankruptcy or insolvency laws or laws for the relief of debtors by or against Borrower, Pledgor or any Guarantor; or the appointment of a receiver, trustee, court appointee, sequestrator or otherwise, for all or any part of the property of Borrower, Pledgor or any Guarantor;

(e)          The occurrence or existence of any default or event of default under any other present or future instrument, agreement or other document between Borrower, Pledgor and/or any Guarantor and Bank; or

(f)            If Bank deems itself insecure, in good faith believing that the prospect of payment of the Indebtedness or performance of this Agreement is impaired or shall fear deterioration, removal, or waste of Collateral.

5.            Bank’s Remedies Upon Default.  Upon the occurrence of any Event of Default, Bank may, at its discretion and without prior notice to Pledgor or Borrower, declare any or all of the Indebtedness to be immediately due and payable, and shall have the right to exercise any and all such rights and remedies available to it as a secured party under the Uniform Commercial Code and other applicable law as Bank, in its sole judgment, shall deem necessary or appropriate, including, without limitation, the right to institute legal proceedings to foreclose upon the lien and security interest granted by this Agreement, to recover judgment for all amounts then due and owing as Indebtedness, and to collect the same out of any Collateral or the proceeds of any sale of it. “Uniform Commercial Code” means the Act No. 174 of the Michigan Public Acts of 1962, as amended, revised or replaced from time to time, including, without limit, as amended by Act No. 348 of the Michigan Public Acts of 2000. After the disposal of any of the Collateral, Bank may deduct all reasonable legal and other expenses and attorneys’ fees for protecting its interests and enforcing its remedies under or in respect of the Indebtedness and this Agreement and shall apply the residue of the proceeds to, or hold as a reserve against, the Indebtedness in such manner as Bank in its sole discretion shall determine, and shall pay the balance, if any, to Pledgor or otherwise, in accordance with applicable law. Nothing in this Agreement is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy provided by law for the collection of the Indebtedness or for the recovery of any other sum to which Bank may be entitled for the breach of this Agreement by Pledgor. Nothing in this Agreement shall reduce or release in any way any rights or security interests of Bank contained in any existing agreement between Borrower and/or Pledgor and Bank. Pledgor shall remain liable for any deficiency, which it shall pay to Bank immediately upon demand.  Pledgor agrees that Bank shall be under no obligation to accept any noncash proceeds in connection with any sale or disposition of Collateral unless failure to do so would be commercially unreasonable.  If Bank agrees in its sole discretion to accept noncash proceeds (unless the failure to do so would be commercially unreasonable), Bank may ascribe any commercially reasonable value to such proceeds.  Without limiting the foregoing, Bank may apply any discount factor in determining the present value of proceeds to be received in the future or may elect to apply proceeds to be received in the future only as and when such proceeds are actually received in cash by Bank. Bank shall have all of the rights to seek recourse against Pledgor to the fullest extent provided for herein. No remedy under this Agreement is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given hereunder, and those provided by law or in equity.  No delay or omission by Bank to exercise any right under this Agreement shall impair any such right nor be construed to be a waiver thereof.  No failure on the part of Bank to exercise, and no delay in exercising, any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

6.            Waivers; Indemnification; Agreements.

(a)           Pledgor, to the extent not expressly prohibited by applicable law, waives any right to require the Bank to: (i) proceed against any person or property; (ii) give notice of the terms, time and place of any public or private sale of personal property security held from Pledgor, Borrower or any other person, or otherwise comply with the provisions of Section 9-611 or 9-621 of the Uniform Commercial Code, or (iii) pursue any other remedy in the Bank’s power.  Pledgor waives notice of acceptance of this Agreement and presentment, demand, protest, notice of protest, dishonor, notice of dishonor, notice of default, notice of intent to accelerate or demand payment of any Indebtedness, notice of any loans or other financial accommodations made or extended to Borrower or the creation or existence of any Indebtedness, and any and all other notices to which Pledgor might otherwise be entitled, and diligence in collecting any Indebtedness.

(b)           Pledgor agrees that Bank may, once or any number of times, (i) amend or modify, in any manner and at any time, the terms of any documents, instruments or agreements evidencing, governing, securing or otherwise relating to any of the Indebtedness, (ii) compromise, extend, increase, accelerate, renew or forbear to enforce payment of any or all Indebtedness, (iii) release Borrower or any other person or grant other indulgences to Borrower or any other person in respect thereof, (iv) release or substitute any Guarantor, if any, of the Indebtedness, (v) enforce, exchange, release, or waive any security for the Indebtedness or any guaranty of the Indebtedness, or any portion thereof, or (vi) permit Borrower to incur additional Indebtedness, all without notice to Pledgor and without affecting in any manner the unconditional obligation of Pledgor under this Agreement.

(c)           Pledgor unconditionally and irrevocably waives each and every defense and setoff of any nature which, under principles of guaranty or otherwise, would operate to impair or diminish in any way the obligation of Pledgor under this Agreement, and acknowledges that such waiver is by this reference incorporated into each security agreement, collateral assignment, pledge and/or other document from Pledgor now or later securing the Indebtedness, and acknowledges that as of the date of this Agreement no such defense or setoff exists.

(d)           Pledgor waives any and all rights (whether by subrogation, indemnity, reimbursement, or otherwise) to recover from Borrower any amounts paid or the value of any Collateral given by Pledgor pursuant to this Agreement.

(e)           Pledgor agrees to defend, indemnify and hold harmless Bank and its officers, employees, and affiliates against all losses or expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Pledgor, under this Agreement (including, without limitation, reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

7.            Notices.  Until Bank is advised in writing by Pledgor to the contrary, all notices, requests and demands required under this Agreement or by law shall be given to, or made upon, Pledgor at the address set forth below Pledgor’s signature to this Agreement. In the event that applicable law shall obligate Bank to give prior notice to Pledgor of any action to be taken under this Agreement, Pledgor agrees that a written notice given to Pledgor at least ten (10) days before the date of the act shall be reasonable notice of the act and, specifically, reasonable notification of the time and place of any public sale or of the time after which any private sale, lease, or other disposition is to be made, unless a shorter notice period is reasonable under the circumstances.

8.            Continuation, Reinstatement of Agreement. Notwithstanding any prior revocation, termination, surrender, or discharge of this Agreement in whole or in part, the effectiveness of this Agreement shall automatically continue or be reinstated, as the case may be, in the event that any payment received or credit given by Bank in respect of the Indebtedness is returned, disgorged, or rescinded under any applicable law, including, without limitation, bankruptcy or insolvency laws, in which case, this Agreement, shall be enforceable against Pledgor as if the returned, disgorged, or rescinded payment or credit had not been received or given by Bank, and whether or not Bank relied upon this payment or credit or changed its position as a consequence of it.  In the event of continuation or reinstatement of this Agreement, Pledgor agrees upon demand by Bank to execute and deliver to Bank those documents which Bank determines are appropriate to further evidence (in the public records or otherwise) this continuation or reinstatement, although the failure of Pledgor to do so shall not affect in any way the reinstatement or continuation. All payments to be made hereunder by Pledgor shall be made in lawful money of the United States of America at the time of payment, shall be made in immediately available funds, and shall be made without deduction (whether for taxes or otherwise) or offset.

9.            Governing Law and Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

10.          General Provisions.

(a)           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Pledgor without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Pledgor to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

(b)          Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

(c)           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(d)           Amendments in Writing, Integration.  This Agreement cannot be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and with any other written agreement concerning the Indebtedness previously entered into by the parties.

(e)           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

(f)            Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Indebtedness remains outstanding.  The obligations of Pledgor to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 6(e) shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

(g)           Term. This Agreement shall remain in effect so long as any Indebtedness, whether or not contingent or unliquidated, now or hereafter arising, remains in existence.

(h)           Setoff.  In addition to Bank’s other rights, any indebtedness owing from Bank to Pledgor can be set off and applied by Bank on any Indebtedness at any time(s) either before or after maturity or demand without notice to anyone.  Any such action shall not constitute acceptance of collateral in discharge of any portion of the Indebtedness.

(i)            No Effect on Indebtedness Payable Upon Demand.  To the extent that any of the Indebtedness is payable upon demand, nothing contained in this Agreement shall modify the terms and conditions of that Indebtedness nor shall anything contained in this Agreement prevent Bank from making demand, without notice and with or without reason, for immediate payment of any or all of that Indebtedness at any time(s), whether or not an Event of Default has occurred.

(j)            Reference to Borrower.  Pledgor hereby acknowledges and agrees that the references to Borrower set forth herein shall be applicable to the extent that Pledgor and Borrower are not the same person or entity.

(k)           Costs and Expenses.  Pledgor agrees to pay to or reimburse the Bank upon demand any and all costs and expenses (including, without limit, court costs, legal expenses and reasonable attorneys’ fees, whether inside or outside counsel is used, whether or not suit is instituted and, if suit is instituted, whether at the trial court level, appellate level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, execution, delivery, amendment, administration, and performance of this Agreement and the related documents, or incurred in enforcing or attempting to enforce this Agreement or any of the duties or obligations of Pledgor under this Agreement or in establishing, determining, continuing or defending the validity or priority of Bank’s security interest under this Agreement or in exercising or attempting to exercise any right or remedy under this Agreement or incurred in any other matter or proceeding relating to this Agreement.

(l)            Multiple Pledgor’s.  If there is more than one Pledgor, all undertakings, warranties and covenants made by Pledgor and all rights, powers and authorities given to or conferred upon Bank are made or given jointly and severally.

(m)         Attorney In Fact.  Pledgor (i) irrevocably appoints Bank or any agent of Bank (which appointment is coupled with an interest) the true and lawful attorney of Pledgor (with full power of substitution) in the name, place and stead of, and at the expense of, Pledgor and (ii) authorizes Bank or any agent of Bank, in its own name, at Pledgor’s expense, to do any of the following, as Bank, in its sole discretion, deems appropriate (A) to demand, receive, sue for, and give receipts or acquittances for any moneys due or to become due on any Collateral and to endorse any item representing any payment on or proceeds of the Collateral; (B) to execute and/or file in the name of and on behalf of Pledgor all financing statements or other filings deemed necessary or desirable by Bank to evidence, perfect, or continue the security interests granted in this Agreement; and (C) to do and perform any act on behalf of Pledgor permitted or required under this Agreement.

11.         WAIVER OF JURY TRIAL. PLEDGOR AND BANK (BY ACCEPTANCE OF THIS AGREEMENT) EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATE INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY BANK OR PLEDGOR, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM.

IN WITNESS WHEREOF, the Pledgor has executed this Agreement the day and year first above written.

Pledgor:

RMC MORTGAGE CORPORATION, a California corporation

By:	/s/ Kimberly G. Nelson

Its:	Kimberly G. Nelson, Treasurer

Address:

8660 E. Hartford Drive, Suite 200A
Scottsdale, Arizona 85255

Address for Notices:

c/o The Ryland Group, Inc.
3011 Townsgate Road, Suite 200
Westlake Village, California 91361
Attention: Kimberly G. Nelson